Exhibit 3.1

Final Form

Effective April 1, 2024

AMENDED CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERENCE SHARES,
PAR VALUE $0.01 PER SHARE,
OF
SIGNET JEWELERS LIMITED

Signet Jewelers Limited, an exempted company organized and existing under the laws of Bermuda (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) on March 30, 2024, to be effective on April 1, 2024:

RESOLVED: That pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Memorandum of Association (the “Memorandum of Association”) and the Company’s Bye-laws (the “Bye-Laws”), the Board created a series of Preference Shares, par value $0.01 per share, of the Company (the “Preference Shares”) and hereby amends and re-states the designation and number of shares and fixes the relative rights, preferences and limitations thereof as follows:

Section 1. Designation and Form. The shares of such series shall be designated “Series A Convertible Preference Shares,” and the number of shares initially constituting such series shall be 625,000 (the “Series A Preference Shares”). Subject to Section 6, the number of Series A Preference Shares may be increased or decreased by resolution of the Board and approval by the Majority Holders, voting as a separate class; provided that no decrease shall reduce the number of Series A Preference Shares to a number less than the number of shares of such series then in issue. The Series A Preference Shares will not be issued in certificated form.

Section 2. Currency. All Series A Preference Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

Section 3. Ranking. The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank senior to each other class or series of shares of the Company existing on the Issue Date or that the Company may issue in the future, the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preference Shares with respect to dividend rights and/or rights upon Liquidation, including, without limitation, the common shares of the Company, par value $0.18 per share (the “Common Shares”) (all such shares, including the Common Shares, being referred to hereinafter collectively as “Junior Shares”).

The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank equally with each other class or series of shares of the Company that the Company may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preference Shares with respect to dividend rights and rights upon Liquidation (all such shares, including any additional series of preference shares issued after the Issue Date and fitting the foregoing description, being referred to hereinafter collectively as “Parity Shares”).

The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank junior to each other class or series of shares of the Company that the Company may issue in the future, the terms of which expressly provide that such class or series shall rank senior to the Series A Preference Shares with respect to dividend rights and rights upon Liquidation (“Senior Shares”).

The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank junior to the Company’s existing and future Indebtedness.

Section 4. Dividends.

(a)       The holders of Series A Preference Shares shall be entitled to receive, when, as and if declared by the Board, out of any funds legally available therefor, dividends per share of Series A Preference Shares of an amount equal to 5% per annum of the Stated Value of each share of such Series A Preference Shares in effect on the Record Date for the applicable dividend, before any dividends shall be declared, set apart for or paid upon the Junior Shares (the “Regular Dividend(s)”). For purposes hereof, the term “Stated Value” shall mean $1,000.00 per share of Series A Preference Shares, as adjusted pursuant to Section 4(c) below. The Company will not declare or pay any dividends or other distributions (whether paid in cash, in kind or in other property (including, for the avoidance of doubt, any securities)) on the Common Shares without the consent of the Majority Holders, other than (i) regularly declared quarterly cash dividends paid on the issued Common Shares in any calendar quarter in an amount per share that is not more than the Common Dividend Threshold for such quarter and (ii) any dividends or other distributions on the Common Shares which are paid or distributed, at the same time as the same is paid or distributed on the Common Shares, on the Series A Preference Shares based on the number of Common Shares into which such Series A Preference Shares could be converted on the applicable Record Date for such dividends or other distributions. In addition, without the consent of the Majority Holders, the Company will not declare or pay any dividend or distribution that would require an adjustment to the Conversion Rate pursuant to Section 9(a)(3)(A) or Section 9(a)(4) where the denominator of the fraction set forth in such sections would be zero or negative.

(b)       Subject to compliance with the provisions of Section 54 of the Companies Act 1981 of Bermuda, Regular Dividends shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual of interest thereon to the actual payment date), commencing on February 15, 2017 (each such payment date being a “Regular Dividend Payment Date,” and the period from the date of issuance of the Series A Preference Shares to the first Regular Dividend Payment Date and each such quarterly period thereafter being a “Regular Dividend Period”). The amount of Regular Dividends payable on the Series A Preference Shares for any period shall be computed on the basis of a 360 day year consisting of twelve thirty-day months.

(c)       Regular Dividends shall begin to accrue from the Issue Date and, if not declared and paid, shall be cumulative. Any Regular Dividend or portion thereof that has accrued, but is unpaid, on any Regular Dividend Payment Date shall (regardless of whether such Regular Dividend is declared) be added to the Stated Value from such Regular Dividend Payment Date until, but only until, such Regular Dividend or portion thereof is paid in full in cash pursuant to Section 4(e). For the avoidance of doubt, Regular Dividends shall accumulate whether or not in any Regular Dividend Period there have been funds of the Company legally available for the payment of such Regular Dividends.

(d)       Except as otherwise provided herein, if at any time the Company pays less than the total amount of Regular Dividends then accrued, but unpaid, with respect to the Series A Preference Shares, such payment shall be distributed pro rata among the holders thereof based upon the Stated Value of all Series A Preference Shares held by each such holder as of the Record Date for such payment. When Regular Dividends are not paid in full upon the Series A Preference Shares, all dividends declared on Series A Preference Shares and any other class or series of Parity Shares shall be paid pro rata so that the amount of dividends so declared on the Series A Preference Shares and each such other class or series of Parity Shares shall in all cases bear to each other the same ratio as accrued, but unpaid, Regular Dividends (for the full amount of dividends that would be payable for the most recently payable Regular Dividend Period if dividends were declared in full on non-cumulative Parity Shares) on the Series A Preference Shares and such other class or series of Parity Shares bear to each other.

(e)       When and if declared, the Regular Dividends shall, at the option of the Company, be paid in cash or by increasing the Stated Value of the Series A Preference Shares pursuant to Section 4(c) above. No later than the Record Date for any Regular Dividend, the Company will send written notice to each holder of Series A Preference Shares stating (i) whether such Regular Dividend will be paid in cash or by increasing the Stated Value of the Series A Preference Shares and (ii) if such Regular Dividend will be paid by increasing the Stated Value, the Stated Value of the Series A Preference Shares immediately before and immediately after the increase. If the Company fails to send such written notice on or before the Record Date for any Regular Dividend, then the Company will be deemed to have irrevocably elected to pay such Regular Dividend by increasing the Stated Value of the Series A Preference Shares.

(f)       Each dividend on the Series A Preference Shares shall be payable to the holders of record of Series A Preference Shares as they appear in the register of members of the Company at the Close of Business on the applicable Record Date in respect of such dividend, which, in the case of Regular Dividends, shall be the February 1, May 1, August 1 and November 1, as applicable, immediately preceding the applicable Regular Dividend Payment Date.

(g)       From and after the time, if any, that the Company shall have failed to pay all accrued, but unpaid, Regular Dividends for all prior Regular Dividend Periods, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption or other purchase of any such Junior Shares) by the Company, directly or indirectly, until (i) all such Regular Dividends have been paid in full or (ii) all such Regular Dividends have been or are contemporaneously declared and a sum sufficient for the payment thereof has been or is set aside for the benefit of the holders of the Series A Preference Shares, in each case without the consent of the Majority Holders; provided, however, that the foregoing limitation shall not apply to:

(1)       purchases, redemptions or other acquisitions of shares of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Company or any of its Subsidiaries;

(2)       an exchange, redemption, reclassification or conversion of any class or series of Junior Shares solely for any other class or series of Junior Shares;

(3)       any dividend in the form of shares, warrants, options or other rights where the dividended shares or the shares issuable upon exercise of such warrants, options or other rights are the same shares as those on which the dividend is being paid or ranks equal or junior to such shares; or

(4)       any dividend in connection with the implementation of a shareholder rights or similar plan.

Section 5. Liquidation, Dissolution or Winding Up.

(a)       Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Company (and subject to the rights of any class or series of Senior Shares) and before any distribution or payment shall be made to holders of any Junior Shares, each holder of Series A Preference Shares shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preference Shares equal to the greater of:

(1)       the Stated Value per share, plus an amount equal to (A) any Regular Dividends accrued, but unpaid, thereon (other than any such Regular Dividends included in such Stated Value), plus (B) the amount per Series A Preference Share of any other dividends that have been declared thereon but have not been paid, in each case, through the date of Liquidation; and

(2)       the amount per Series A Preference Share such holder would have received had such holder, immediately prior to such Liquidation, converted such holder’s Series A Preference Shares pursuant to Section 7(c), plus an amount per Series A Preference Share equal to all dividends (other than Regular Dividends), if any, that have been declared thereon, but have not been paid, through the date of Liquidation;

(the greater of (1) and (2) is referred to herein as the “Liquidation Preference”). Holders of Series A Preference Shares, as such, will not be entitled to any other amounts from the Company after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Company’s remaining assets.

(b)       If, in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A Preference Shares and the corresponding amounts payable on the Parity Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c)       For purposes of this Section 5, the merger, amalgamation or consolidation of the Company with or into any other company or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company, shall not constitute a Liquidation.

Section 6. Voting Rights.

(a)       Except as otherwise required by law, the holders of the Series A Preference Shares shall be entitled to (i) a number of votes equal to the largest number of whole Common Shares into which all Series A Preference Shares held of record by such holders could then be converted pursuant to Section 7(c) at the Record Date for the determination of shareholders entitled to vote or consent on the applicable matter or, if no such Record Date is established, at the date such vote or consent is taken or any written consent of shareholders is first executed, (ii) except as otherwise provided herein and subject to the requirements of applicable law, vote as a single class with the holders of Common Shares on all matters submitted for a vote of or consent by holders of Common Shares (subject to that certain Shareholders’ Agreement, entered into as of the Issue Date, by and between the Company, Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC and LGP Associates VI-B LLC (as may be amended from time to time, the “Shareholders’ Agreement”) with respect to the election of directors), (iii) notice of all shareholders’ meetings (or of any proposed action by written consent) in accordance with the Memorandum of Association and the Bye- Laws as if the holders of Series A Preference Shares were holders of Common Shares and (iv) so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to the Shareholders’ Agreement, vote as a class on the election of such director as provided in Section 6(c).

(b)       The Company shall not, and shall not permit any direct or indirect Subsidiary of the Company to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose of the holders of a majority of the issued Series A Preference Shares (the “Majority Holders”), take any of the following actions:

(1)       Any change, amendment, alteration or repeal (including as a result of a merger, amalgamation, consolidation, or other similar or extraordinary transaction) of any provisions of the Memorandum of Association or the Bye-Laws that adversely amends, modifies or affects the rights, preferences, privileges or voting powers of the Series A Preference Shares; or

(2)       Any authorization, creation, issuance or reclassification of securities (or securities that are convertible into or exercisable for such securities) (i) that would be Parity Shares or Senior Shares or (ii) of any Subsidiary of the Company (other than shares issued to the Company or another wholly owned Subsidiary of the Company).

(c)       For so long as the Majority Approved Holders have the right to designate for nomination one director pursuant to the Shareholders’ Agreement, the Majority Holders shall have the right to elect and appoint one member of the Board at any meeting of shareholders of the Company at which directors are to be elected or appointed, except such meetings for the purpose of filling vacancies or newly created directorships (other than for the purpose of filling a vacancy or newly created directorship to be filled by the person to be elected by the Majority Holders), voting as a separate class or by execution of a written consent in lieu of such vote.

(d)       In the event of the death, disability, resignation or removal of a director elected or appointed by the Majority Holders, the Majority Holders may, to the extent the Majority Approved Holders have the right to designate for nomination a director pursuant to the Shareholders’ Agreement, elect or appoint a replacement director to fill the resulting vacancy; provided that if a director elected by the Majority Holders is removed for cause, the replacement director will not be the same person who was removed. Other than for cause, a director elected or appointed by the Majority Holders may not be removed by the Board or the shareholders of the Company without the prior written consent of the Majority Holders. For purposes of this Section 6(d), “cause” shall mean (i) a conviction for a criminal offense involving dishonesty or (ii) engaging in conduct which brings the applicable director or the Company into disrepute and which results in material financial detriment to the Company.

(e)       The Company will at all times provide the director elected by the Majority Holders with the same rights to indemnification that it provides to the other members of the Board. The director elected by the Majority Holders shall receive director fees and rights to expense reimbursement that are no less favorable to him or her than the fees and reimbursement provided to any other non-management director (in his or her capacity as a director).

(f)       For purposes of clarification, any right of election, designation or appointment hereunder by the Majority Holders shall mean a right of election, designation or appointment of the holders of the issued Series A Preference Shares as determined by the written consent, or affirmative vote at a meeting called for that purpose, of the Majority Holders.

Section 7. Conversion.

(a)       Mandatory Conversion by the Company. At any time after the second anniversary of the Issue Date, if the VWAP per share of the Common Shares was greater than 175% of the Conversion Price for at least 20 consecutive Trading Days ending on the date the Notice of Mandatory Conversion is sent pursuant to Section 7(b) below, the Company may elect to convert (a “Mandatory Conversion”) any or all of the issued Series A Preference Shares (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each Series A Preference Share then issued shall be converted into cash, or a combination of cash and Common Shares, in accordance with Section 7(i) (for the purposes of all calculations the Conversion Date shall be the Mandatory Conversion Date); provided, however, that if the Mandatory Conversion Date occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then on such Regular Dividend Payment Date or other payment date, as applicable, such Regular Dividend or other dividend, as applicable, will be paid on the Series A Preference Shares notwithstanding the Mandatory Conversion, and the amount of such Regular Dividend will not be included in the Settlement Amount in the event of a Mandatory Conversion; provided, further, that the Company will in no event fix a Mandatory Conversion Date that is on or after the Record Date for a Regular Dividend and on or before the immediately following Regular Dividend Payment Date unless the Company shall have declared and set aside the full amount of Regular Dividends due on such Regular Dividend Payment Date. Notwithstanding anything to the contrary in this Series A Certificate, the Company will not have the right to effect a Mandatory Conversion unless a Registration Statement that covers the resale of all then-outstanding Registrable Securities is, at all times during the period that begins on the date the Notice of Mandatory Conversion is sent pursuant to Section 7(b) and ends on the Mandatory Conversion Date, effective under the Securities Act and the holders of the Series A Preference Shares or the Common Shares issued upon conversion thereof are not prohibited under any Company agreement or policy applicable to such holders from selling the Series A Preference Shares, or the Common Shares issued or issuable upon conversion thereof, pursuant to such Registration Statement (whether pursuant to any “blackout period” or otherwise).

(b)       Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall provide written notice of the Mandatory Conversion to each holder of Series A Preference Shares (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Company shall be no less than 30, nor more than 60, days after the date on which the Company provides the Notice of Mandatory Conversion to each such holder. The Notice of Mandatory Conversion shall state, as appropriate: (i) the Mandatory Conversion Date selected by the Company; and (ii) the Conversion Rate as in effect on the Mandatory Conversion Date, the applicable Settlement Method and, if applicable, the amount of Regular Dividends or other dividends, if any, to be paid to such holder on the next Regular Dividend Payment Date or other payment date, as applicable.

(c)       Conversion at Option of Holder. At any time, each holder of Series A Preference Shares shall have the right, at such holder’s option, subject to the conversion procedures set forth in Section 7(e) below, to convert any or all of such holder’s Series A Preference Shares, and the Series A Preference Shares to be converted shall be converted into cash, or a combination of cash and Common Shares in accordance with Section 7(i); provided, however, that if such Conversion Date for the conversion of any Series A Preference Share occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then (x) on such Regular Dividend Payment Date or other payment date, as applicable, such Regular Dividend or other dividend, as applicable, will be paid on such Series A Preference Share notwithstanding such conversion, and (y) the amount of such Regular Dividend will not be included in the Settlement Amount; provided, further, that (A) for so long as the Majority Approved Holders have a director serving on the Board pursuant to Section 6(c), no holder of Series A Preference Shares may convert any Series A Preference Shares during any Restricted Period, (B) prior to the Start Date, no holder of Series A Preference Shares may convert more than 50% of the Stated Value of such Series A Preference Shares without the prior written consent of the Company, (C) prior to the Start Date, the Daily Net Settlement Amount portion of the Settlement Amount, if any, will be settled via a Cash Settlement, and (D) from and after the Start Date, the holders of Series A Preference Shares (individually or collectively) may not convert more than $110,000,000 of Stated Value of such Series A Preference Shares, in the aggregate, in any 30-day period prior to the Expiration Date.

(d)       Conversion Rate and Conversion Price. The “Conversion Rate” means, initially, 10 Common Shares per $1,000 Stated Value of the Series A Preference Shares, subject to adjustment in accordance with the provisions of this Series A Certificate; provided, however, that, subject to Section 9(n), effective as of the Close of Business on the Reset Date, the Conversion Rate will be adjusted to an amount equal to the quotient of (i) $1,000 divided by (ii) the lesser of (x) $100.00 and (y) 118% of the arithmetic average of the VWAP per Common Share for each of the 20 consecutive VWAP Trading Days commencing on the Announcement Date. For these purposes, (A) “Announcement Date” means the VWAP Trading Day immediately following the Company’s second quarter earnings announcement on August 25, 2016, provided that if such announcement occurs before the open of trading on August 25, 2016, then the Announcement Date means August 25, 2016 (or, if not a VWAP Trading Day, the immediately following VWAP Trading Day); and (B) “Reset Date” means the last VWAP Trading Day of such 20 consecutive VWAP Trading Day period. “Conversion Price” shall mean, as of any time, for each Series A Preference Share, a dollar amount equal to $1,000 divided by the Conversion Rate in effect as of such time. Notwithstanding anything to the contrary in this Series A Certificate, if the Issue Date occurs after the Reset Date, then the initial Conversion Rate and Conversion Price as of the Issue Date will be the Conversion Rate and Conversion Price, respectively, that would have been in effect on the Issue Date if the Series A Preference Shares were issued on the Reset Date, after giving effect to any adjustments thereto that would have been required by this Section 7.

(e)       Conversion Procedures. A holder must do each of the following in order to convert its Series A Preference Shares pursuant to this Section 7:

(1)       complete and manually sign the conversion notice substantially in the form attached hereto as Annex A;

(2)       if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Company; and

(3)       if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 7(i).

The “Conversion Date” means the date on which a holder complies with the procedures set forth in this Section 7(e).

(f)       Effect of Conversion. Except to the extent provided in the proviso to Section 7(a) or in the proviso to Section 7(c), effective immediately prior to the Close of Business on the Conversion Date applicable to any Series A Preference Shares, dividends (including Regular Dividends) shall no longer accrue or be declared on any such Series A Preference Shares and such Series A Preference Shares shall cease to be outstanding.

(g)       Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Shares (if any) issuable upon conversion of Series A Preference Shares shall be treated for all purposes as the record holder(s) of such Common Shares as of the Close of Business on the Conversion Date for such conversion. As promptly as practicable on or after the Conversion Date (and in no event later than ten Trading Days thereafter), the Company shall, to the extent applicable, issue the number of whole Common Shares (if any) issuable upon conversion and deliver payment of the cash required upon conversion. Such Common Shares shall be issued, at the option of the applicable holder, in certificated or uncertificated form. Any such certificate or certificates, if applicable, shall be delivered by the Company to the appropriate holder(s) by mailing certificates evidencing the shares to such holder(s) at their respective addresses as set forth in the applicable conversion notice. Any such uncertificated Common Shares, if applicable, shall be registered in the name and delivered to the DTC or other applicable account directed by the applicable holder. In the event that a holder shall not by written notice designate the name in which Common Shares and cash, in each case to the extent applicable, be delivered upon conversion of Series A Preference Shares should be registered or paid, or the manner in which such shares and cash should be delivered, the Company shall be entitled to register and deliver such shares and cash in the name of the holder and in the manner shown in the register of members of the Company.

(h)       Status of Converted or Acquired Shares. Without limiting the right of holders to receive any dividend on the payment date for such dividend pursuant to the proviso to Section 7(a) or the proviso to Section 7(c), (A) Series A Preference Shares duly converted in accordance with this Series A Certificate, or otherwise acquired by the Company in any manner whatsoever, shall be canceled upon the acquisition thereof, and (B) all such Series A Preference Shares shall upon their cancelation become authorized but unissued shares of Preference Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Memorandum of Association and Bye-Laws.

(i)       Settlement Procedures.

(1)       Upon conversion of any Series A Preference Shares pursuant to a Mandatory Conversion or a conversion at the option of a holder pursuant to Section 7(c), the Company shall pay, and if applicable, deliver, as the case may be, to the holders of such Series A Preference Shares, in respect of each Series A Preference Share being so converted, the Settlement Amount. The Company shall pay or deliver the Daily Net Settlement Amount portion of the Settlement Amount, if any, as a Cash Settlement, a Physical Settlement or a Combination Settlement, at its election, as set forth in this Section 7(i).

(2)        If, in respect of any Conversion Date for a conversion at the option of a holder pursuant to Section 7(c), the Company elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date, the Company shall deliver such Settlement Notice to holders of Series A Preference Shares subject to conversion no later than the Close of Business three Trading Days immediately following the relevant Conversion Date. Such Settlement Notice shall specify the relevant Settlement Method and, in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Cash Percentage. If the Company does not elect a Settlement Method for a particular Conversion Date prior to the deadline set forth in the first sentence of this Section 7(i)(2), the Company shall no longer have the right to elect Cash Settlement or Combination Settlement with respect to such Conversion Date and the Company shall be deemed to have elected Physical Settlement in respect of the Daily Net Settlement Amount portion of the Settlement Amount related to such conversion, if any.

(3)       The “Daily Net Settlement Amount” in respect of any conversion of Series A Preference Shares shall be computed as follows:

(A)       if the Company elects (or is deemed to have elected) to settle the Daily Net Settlement Amount portion of the Settlement Amount related to such conversion by Physical Settlement, the Company shall deliver to the holder in respect of each Series A Preference Share being converted: a number of Common Shares equal to (1) the Specified Value divided by (2) the VWAP for such Trading Day;

(B)       if the Company elects to settle the Daily Net Settlement Amount portion of the Settlement Amount related to such conversion by Cash Settlement, the Company shall pay to the holder in respect of each Series A Preference Share being converted: cash in an amount equal to the Specified Value; and

(C)       if the Company elects to settle the Daily Net Settlement Amount portion of the Settlement Amount related to such conversion by Combination Settlement: (1) cash in an amount equal to the product of (x) the Specified Value and (y) the Cash Percentage, and (2) a number of Common Shares equal to the product of (x) the Specified Value divided by the VWAP for such Trading Day and (y) 100% minus the Cash Percentage.

(4)       The applicable Settlement Amount shall be determined by the Company promptly following the end of an Observation Period. Promptly after such determination of the Settlement Amount and the amount of cash payable in lieu of delivering any fractional Common Share (if any), the Company shall notify the holders of Series A Preference Shares of such amounts.

(j)       Taxes.

(1)       Each holder of Series A Preference Shares will timely furnish the Company and its agents with any tax forms or certifications (including, without limitation, Internal Revenue Service Form W-9, an applicable Internal Revenue Service Form W-8 (together with all applicable attachments), or any successors to such Internal Revenue Service forms) that the Company or its agents reasonably request (x) to permit the Company and its agents to make payments to such holder without, or at a reduced rate of, deduction or withholding, (y) to enable the Company and its agents to qualify for a reduced rate of reduction or withholding in any jurisdiction from or through which they receive payments and (z) to enable the Company and its agents to satisfy reporting and other obligations under the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, or any other applicable law or regulation, and will update or replace such tax forms or certifications in accordance with their terms or subsequent amendments. Each holder of Series A Preference Shares acknowledges that the failure to provide, update or replace any such forms or certificates may result in the imposition of withholding or back-up withholding on payments to such holder, or to the Company. Amounts withheld by the Company or its agents that are, in their reasonable judgment, required to be withheld pursuant to applicable tax laws will be treated as having been paid to the holder of Series A Preference Shares by the Company. Each holder of Series A Preference Shares will also provide the Company or its agents with any correct, complete and accurate information or documentation that may be required for the Company to comply with FATCA and the FATCA legislation of any applicable jurisdiction and to prevent the imposition of United States federal withholding tax under FATCA on payments to or for the benefit of the Company.

(2)       Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the Code), each holder of Series A Preference Shares and the Company (i) shall not treat the Series A Preference Shares (based on their terms as set forth in this Series A Certificate) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and (ii) shall treat any conversion pursuant to this Section 7 (to the extent such conversion is subject to a Cash Settlement or with respect to the cash settled portion of a Combination Settlement) as a sale or exchange pursuant to Section 302 of the Code and, for purposes of clauses (i) and (ii) herein, shall not take any position inconsistent with such treatment.

(3)       The Company shall pay any and all documentary, stamp and similar issuance or transfer tax due on the issuance of any Common Shares upon the conversion of Series A Preference Shares pursuant to this Section 7. However, in the case of any such conversion of Series A Preference Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of Common Shares or Series A Preference Shares in a name other than that of the holder of the shares to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

Section 8. Redemption and Repurchase.

(a)       Redemption at the Option of the Company. Subject to compliance with Section 42 of the Companies Act 1981 of Bermuda, the Series A Preference Shares may be redeemed, in whole or in part, on any date on or after the Expiration Date, at the option of the Company, upon giving notice of redemption pursuant to Section 8(d), at a cash redemption price per share of Series A Preference Shares equal to the sum of (1) the Stated Value per share of the Series A Preference Shares to be redeemed plus (2) an amount per share equal to accrued, but unpaid, Regular Dividends on such share of Series A Preference Shares (other than any such Regular Dividends included in such Stated Value) to, but excluding, the date of redemption; provided, however, that if the redemption date occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then (x) on such Regular Dividend Payment Date or other payment date, as applicable, such Regular Dividend or other dividend, as applicable, will be paid on the Series A Preference Shares notwithstanding such redemption; and (y) the amount of such Regular Dividend will not be included in the sum in clause (1) or (2) above; provided, further, that the Company will in no event fix a redemption date that is on or after the Record Date for a Regular Dividend and on or before the immediately following Regular Dividend Payment Date unless the Company shall have declared and set aside the full amount of Regular Dividends due on such Regular Dividend Payment Date. Notwithstanding anything to the contrary in this Series A Certificate, the Company will not have the right to redeem any Series A Preference Shares pursuant to this Section 8(a) unless a Registration Statement that covers the resale of all then- outstanding Registrable Securities is, at all times during the period that begins on the date the notice of such redemption is sent pursuant to Section 8(d) and ends on the applicable redemption date, effective under the Securities Act and the holders of the Series A Preference Shares or the Common Shares issued upon conversion thereof are not prohibited under any Company agreement or policy applicable to such holders from selling the Series A Preference Shares, or the Common Shares issued or issuable upon conversion thereof, pursuant to such Registration Statement (whether pursuant to any “blackout period” or otherwise).

(b)       Repurchase at the Option of the Holder. Subject to compliance with Section 42A of the Companies Act 1981 of Bermuda, at any time on or after the Expiration Date, a holder of Series A Preference Shares may irrevocably elect to require the Company to repurchase any or all of such holder’s Series A Preference Shares in accordance with the next succeeding sentence by giving irrevocable, written notice to the Company at a repurchase price per share, payable in cash, equal to the sum (without duplication) of (1) the Stated Value per share of the Series A Preference Shares plus (2) an amount per share equal to accrued, but unpaid, Regular Dividends to, but excluding, the date of repurchase. Such notice shall state the number of Series A Preference Shares to be repurchased and the date of repurchase, which must be a Business Day and shall be at least 30 but no more than 60 calendar days following the delivery of such notice. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Company receives such notice.

(c)       Repurchase at the Option of the Holder Upon a Fundamental Change. Upon the occurrence of a Fundamental Change, each holder of Series A Preference Shares shall have the right to require the Company to repurchase, subject to compliance with Section 42A of the Companies Act 1981 of Bermuda, by irrevocable written notice to the Company, any or all of such holder’s Series A Preference Shares. Upon such repurchase, the Company will pay or deliver, as applicable, at such holder’s election, either (i) cash in an amount equal to 101% of the Stated Value of such Series A Preference Shares plus the accrued, but unpaid, Regular Dividends on such shares (other than any such Regular Dividends included in such Stated Value) to, but excluding, the Repurchase Date; or (ii) the amount of cash and/or other assets such holder would have received had such holder, immediately prior to such Fundamental Change, converted such Series A Preference Shares and, if applicable, been entitled to participate in such Fundamental Change as a holder of Common Shares; provided, however, that if the Repurchase Date occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then (x) on such Regular Dividend Payment Date or other payment date, a applicable, such Regular Dividend or other dividend, as applicable, will be paid on the Series A Preference Shares notwithstanding any repurchase of Series A Preference Shares pursuant to this Section 8(c); and (y) the amount of such Regular Dividend will not be included in the sum in clause (i) above; provided, further, that the Company will in no event fix a Repurchase Date that is on or after the Record Date for a Regular Dividend and on or before the immediately following Regular Dividend Payment Date unless the Company shall have declared and set aside the full amount of Regular Dividends due on such Regular Dividend Payment Date.

No later than the effective date of the occurrence of a Fundamental Change, the Company shall send notice (in the manner set forth in Section 11) to the holders of record of Series A Preference Shares stating (1) that a Fundamental Change has occurred, (2) that all Series A Preference Shares tendered in accordance with this Series A Certificate will be repurchased on the repurchase date (the “Repurchase Date”), which will be specified in such notice and must be a Business Day of the Company’s choosing that is no earlier than 30, nor later than 60 calendar days after the date such notice is sent and (3) the procedures that holders of the Series A Preference Shares must follow in order for their Series A Preference Shares to be repurchased. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. To tender any Series A Preference Shares for repurchase pursuant to this Section 8(c), the holder of such Series A Preference Shares must tender such shares to the Company no later than the Close of Business on the second (2nd) Business Day immediately preceding the Repurchase Date.

(d)       Notice of Redemption. Notice of each redemption of Series A Preference Shares pursuant to Section 8(a) shall be given pursuant to Section 11. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 8(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preference Shares. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of Series A Preference Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (3) the redemption price. For the avoidance of doubt, holders of Series A Preference Shares shall have the right to convert all or a portion of the Series A Preference Shares at any time prior to the date fixed for redemption, and any Common Shares resulting from such conversion shall not be redeemed.

(e)       Partial Repurchase or Redemption. In case of any redemption pursuant to Section 8(a) of part of the Series A Preference Shares at the time issued, the shares to be redeemed shall be selected pro rata.

(f)       Effectiveness of Redemption. If notice of redemption has been duly given under Section 8(d) and if, on or before the redemption date specified in the notice, all funds necessary for the redemption of all Series A Preference Shares called for redemption (together, if such redemption date occurs on or after the Record Date for a Regular Dividend, or a Record Date for any other dividend, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, with the full amount of Regular Dividends or such other dividends, as applicable, payable or deliverable on such Regular Dividend Payment Date or other payment date, as applicable, pursuant to the proviso to Section 8(a)) have been deposited by the Company, in trust for the pro rata benefit of the holders of such Series A Preference Shares, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then on and after such redemption date, Regular Dividends shall (except to the extent provided in the proviso to Section 8(a)) cease to accrue on all such Series A Preference Shares, all such Series A Preference Shares shall, unless previously converted, be redeemed, and (except to the extent provided in the proviso to Section 8(a)) all rights with respect to such Series A Preference Shares (including voting and consent rights) shall forthwith on such redemption date cease and terminate, except that the right of the holders thereof to receive the amount payable on such redemption (together with any such Regular Dividends or other dividends pursuant to the proviso to Section 8(a)) from such bank or trust company, without interest shall survive such cessation and termination. Any funds unclaimed at the end of five years from such redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of such Series A Preference Shares shall look only to the Company for payment of the redemption price of such Series A Preference Shares (or such Regular Dividends or other dividends).

(g)       Tax Treatment. Each holder of Series A Preference Shares and the Company shall cooperate with each other in connection with any redemption of part of the Series A Preference Shares pursuant to this Section 8 and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided, however, that nothing in this Section 8(g) shall require the Company to purchase any Series A Preference Shares; and provided, further, that the Company makes no representation or warranty in this Section 8(g) regarding the tax treatment of any redemption of Series A Preference Shares.

Section 9. Anti-Dilution Provisions.

(a)       Adjustments. Subject to Section 9(c), the Conversion Rate will be subject to adjustment under the following circumstances:

(1)               If a subdivision or consolidation of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares occurs, then the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the effective date of such subdivision, consolidation or reclassification;

CR1 = the new Conversion Rate in effect immediately after the Open of Business on such effective date;

OS0 = the number of Common Shares issued immediately prior to the Open of Business on such effective date; and

OS1 = the number of Common Shares that would be issued immediately after, and solely as a result of, such subdivision, consolidation or reclassification.

Any adjustment made pursuant to this clause (1) shall be effective immediately after the Open of Business on such effective date. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Company announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2)               If the Company makes a distribution, on all or substantially all Common Shares, of any rights, options or warrants entitling the holders thereof, for a period of not more than 60 calendar days after the Record Date of such distribution, to subscribe for or purchase Common Shares at a price per share that is less than the average of Closing Price per Common Share for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such distribution;

CR1 = the new Conversion Rate in effect immediately after the Open of Business on such Record Date for such distribution;

OS = the number of Common Shares outstanding immediately prior to the Open of Business on such Record Date; X = the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y= a number of Common Shares obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Closing Prices per Common Share for the ten 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of Common Shares actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had such distribution not been announced.

For purposes of this Section 9(a)(2), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase Common Shares at a price per share that is less than the average of the Closing Prices per Common Share for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board.

(3)               (A) If the Company makes a distribution, on all or substantially all Common Shares, of any Capital Shares, evidences of indebtedness or other assets or property of the Company, or any rights, options or warrants to acquire Capital Shares of the Company or other securities (excluding (x) any dividend or distribution for which an adjustment to the Conversion Rate is required pursuant to clause (1), (2), (3)(B) or (4) of this Section 9(a), (y) rights issued or otherwise distributed pursuant to a shareholder rights plan, except to the extent provided in Section 9(o), or (z) a distribution solely pursuant to a Reorganization Event, as to which the provisions set forth in Section 9(i) will apply), then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such distribution; CR1 = the new Conversion Rate in effect immediately after the Open of Business on such Record Date;

SP = the average of the Closing Prices per Common Share for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board), as of such Ex-Dividend Date, of the Capital Shares, evidences of indebtedness, assets, property, rights, options or warrants distributed per Common Share pursuant to such distribution.

Any adjustment made pursuant to this clause (3)(A) shall be effective immediately after the Open of Business on such Record Date. To the extent such distribution is declared but not paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Rate shall be readjusted, effective as of the date the Company announces that such distribution shall not be paid or made or the date such rights, options or warrants expire or are redeemed or terminated, as applicable, to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all.

(B)       If the Company makes a dividend or distribution, on all or substantially all Common Shares, of any capital shares of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company, and such capital shares or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after to the Open of Business on such Record Date;

FMV = the product of (x) the average of the Closing Prices per share or unit of the capital shares or equity interests distributed in such Spin-Off over the 10 consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such dividend or distribution (such average to be determined as if references to Common Shares in the definitions of Closing Price and Trading Day were instead references such capital shares or equity interests); and (y) the number of shares or units of such capital shares or equity interests distributed per Common Share in such Spin-Off; and

SP = the average of the Closing Prices per Common Share over the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 9(a)(3)(B) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Record Date for the Spin-Off, with retroactive effect. If any Series A Preference Share is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Series A Certificate, the Company will, if necessary, delay the settlement of such conversion until the third Business Day after the last day of the Spin-Off Valuation Period.

(4)               If any cash dividend or other distribution is made on all or substantially all Common Shares, then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the Open of Business on such Record Date;

SP = the Closing Price per Common Share on the Trading Day immediately before the Ex-Dividend Date for such dividend or distribution; and

D = the cash amount distributed per Common Share in such dividend or distribution.

Any adjustment made pursuant to this clause (4) shall be effective immediately after the Open of Business on such Record Date. If any such dividend or distribution is declared but is not paid, the Conversion Rate shall be readjusted, effective as of the date the Company announces that such dividend or distribution shall not be paid, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(5)               If the Company or one or more of its Subsidiaries purchases any Common Shares, where the cash and value (determined in good faith by the Board as of the date as of which the agreement to make such purchase is made (the “Common Share Repurchase Date”)) of any other consideration included in the payment per Common Share purchased exceeds the Closing Price per Common Share on the Common Share Repurchase Date (or, if such date is not a Trading Day, the immediately preceding Trading Day), other than any such purchase made in an “open market” transaction at the then-prevailing price or through an “accelerated share repurchase” on customary terms, then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Common Share Repurchase Date;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Common Share Repurchase Date;

AC = the fair market value (as determined in good faith by the Board), as of the Common Share Repurchase Date, of the aggregate value of all cash and any other consideration paid or payable for such Common Shares in such purchase (“Purchased Shares”);

OS1 = the number of Common Shares issued as of the Common Share Repurchase Date, excluding any Purchased Shares;

OS0 = the number of Common Shares issued as of the Common Share Repurchase Date, including any Purchased Shares; and

SP = the Closing Price per Common Share on the Common Share Repurchase Date (or, if such date is not a Trading Day, the immediately preceding Trading Day);

provided, however, that if the application of such adjustment with respect to such purchase would result in a decrease to the Conversion Rate, then no such adjustment will be made for such purchase. The adjustment shall become effective immediately after the Close of Business on the Common Share Repurchase Date. Notwithstanding anything to the contrary in this clause (3), the Company will not, and will not permit any of its Subsidiaries to, purchase any Common Shares if such purchase would require an adjustment to the Conversion Rate pursuant to this clause (3) that would require shareholder approval pursuant to the listing standards of the NYSE, unless the Company has first obtained such shareholder approval.

In the event that the Company or any of its Subsidiaries becomes obligated to purchase Common Shares in a transaction that resulted in an adjustment to the Conversion Rate pursuant to this clause (3) but is permanently prevented by applicable law from effecting such purchase, or such purchase is rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such adjustment had not been made.

(6)               If the Company, at any time or from time to time while any of the Series A Preference Shares are issued, shall issue Common Shares or any other security convertible into or exercisable or exchangeable for Common Shares (such Common Shares or other security, “Equity-Linked Securities”) (other than (i) an Excluded Issuance, (ii) Common Shares issued upon conversion of the Series A Preference Shares and (iii) rights, options, warrants or other distributions to which the holders of Series A Preference Shares are entitled to participate), the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities;

CR1 = the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities;

AC = the fair value (which, if other than cash, will be determined in good faith by the Board as of the time of the issuance of such Equity-Linked Securities) of the aggregate consideration paid or payable for such Equity-Linked Securities (which, in the case of Equity-Linked Securities that are convertible into or exercisable or exchangeable for Common Shares, will be the fair value (determined as aforesaid) of the aggregate consideration paid or payable for such Equity-Linked Securities plus the fair value (determined as aforesaid) of the aggregate consideration payable to fully convert, exercise or exchange such Equity- Linked Securities);

OS0 = the number of Common Shares issued immediately before such issuance of Equity-Linked Securities;

OS1 = the number of Common Shares issued immediately after the issuance of Equity-Linked Securities and giving effect to any Common Shares issuable upon conversion, exercise or exchange of such Equity-Linked Securities; and

SP = the Closing Price per Common Share on the date of issuance of such Equity-Linked Securities;

provided, however, that if the application of such adjustment with respect to such issuance would result in a decrease to the Conversion Rate, then no such adjustment will be made for such issuance. The adjustment shall become effective immediately after such issuance. Notwithstanding anything to the contrary in this clause (4), the Company will not issue any Equity-Linked Securities if such issuance would require an adjustment to the Conversion Rate pursuant to this clause (4) that would require shareholder approval pursuant to the listing standards of the NYSE, unless the Company has first obtained such shareholder approval.

Notwithstanding anything to the contrary in this Section 9(a), in no event will the Conversion Rate be adjusted to an amount that is less than zero.

(b)       Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one Common Share (with 5/100,000ths rounded upward). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; and provided, further, that all adjustments deferred and not given effect pursuant to this Section 9(b) will be made on each Conversion Date such that all such adjustments are given effect in calculating the number of Common Shares and amount of cash, if any, due upon the related conversion.

(c)       When No Adjustment Required.

(1)       Except as otherwise provided in this Section 9, the Conversion Rate will not be adjusted (A) for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing or (B) for the repurchase of Common Shares.

(2)       Except as provided in Section 9(a)(3)(A) and Section 9(o), no adjustment of the Conversion Rate shall be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(3)       Notwithstanding the foregoing, no adjustment to the Conversion Rate shall be made:

(A)       upon the issuance of any Common Shares pursuant to any present or future plan, approved by the Board, providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan, approved by the Board, in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)       upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs, in each case approved by the Board;

(C)       upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security issued as of the Issue Date; or

(D)       for a change in the par value of the Common Shares.

(4)       Notwithstanding any other provision in this Section 9, the Conversion Rate will not be adjusted on account of a transaction or other event otherwise requiring an adjustment pursuant to clause (2), (3) or (4) of Section 9(a) if each holder of Series A Preference Shares participates in such transaction or event on an as-converted basis without having to convert any of such holder’s Series A Preference Shares.

(d)       Successive Adjustments. For the avoidance of doubt, after an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to such Conversion Rate as so adjusted.

(e)       Other Adjustments. Subject to the applicable listing standards of the NYSE, the Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 9, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of Common Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

(f)       Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 9, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 9(e):

(1)       compute the adjusted applicable Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2)       provide a written notice to the holders of the Series A Preference Shares of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(g)       Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any holder of Series A Preference Shares to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any notice delivered pursuant to Section 9(f) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preference Shares; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent, if other than the Company, shall not be responsible for any failure of the Company to issue, transfer or deliver any Common Shares pursuant to the conversion of Series A Preference Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 9.

(h)       Fractional Shares. No fractional Common Shares will be delivered to the holders of Series A Preference Shares upon conversion. In lieu of fractional shares otherwise issuable, holders of Series A Preference Shares will be entitled to receive an amount in cash equal to the fraction of a Common Share, multiplied by the Closing Price of the Common Shares on the applicable Conversion Date. In order to determine whether the number of Common Shares to be delivered to a holder of Series A Preference Shares upon the conversion of such holder’s Series A Preference Shares will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of Series A Preference Shares of such holder that are being converted with the same Conversion Date.

(i)       Reorganization Events. If there occurs:

(1)       any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which the Common Shares (but not the Series A Preference Shares) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(2)       any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Shares (but not the Series A Preference Shares) are converted into cash, securities or other property; or

(3)       any statutory exchange of securities of the Company with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Common Shares (but not the Series A Preference Shares) into other securities,

(each of which is referred to as a “Reorganization Event,” and such cash, securities or other property, the “Exchange Property,” and the kind and amount of Exchange Property that a holder of one Common Share would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), an “Exchange Property Unit”), then, at the effective time of such Reorganization Event, without the consent of the holders of Series A Preference Shares and subject to Section 9(j), (x) the consideration due upon conversion of the Series A Preference Shares, and the adjustments to the Conversion Rate, will be determined in the same manner as if each reference to any number of Common Shares in this Series A Certificate were instead a reference to the same number of Exchange Property Units; (y) for purposes of the definition of “Fundamental Change,” the term “Common Shares” will be deemed to mean the common equity, if any, forming part of such Exchange Property; and (z) the VWAP or Closing Price of any Exchange Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Exchange Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof). If such Reorganization Event provides for different treatment of Common Shares held by Affiliates of the Company and non-Affiliates or by the Person with which the Company amalgamated or consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of Common Shares that are not Constituent Persons or Affiliates of the Company or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of the Company or a Constituent Person, then for the purpose of this Section 9(i), the composition of the Exchange Property and the Exchange Property Unit will be determined based on the weighted average, as determined by the Company in good faith, of the types and amounts of consideration received by the holders of Common Shares.

(j)       Exchange Property Election. In the event that the holders of the Common Shares have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the holders of Series A Preference Shares shall be entitled to receive shall be determined by the Majority Holders on or before the earlier of (i) the deadline for elections by holders of Common Shares and (ii) two Business Days before the anticipated effective date of such Reorganization Event.

(k)       Successive Reorganization Events. The above provisions of Section 9(i) and Section 9(j) shall similarly apply to successive Reorganization Events.

(l)       Reorganization Event Notice. The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preference Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property and the Exchange Property Unit. Failure to deliver such notice shall not affect the operation of this Section 9.

(m)       Limitation on Reorganization Events. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preference Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 9, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preference Shares into Exchange Property and, in the case of a Reorganization Event described in Section 9(i)(2), an exchange of Series A Preference Shares for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Series A Certificate.

(n)       NYSE Shareholder Approval Rules. Notwithstanding anything to the contrary in this Series A Certificate, if, on the Reset Date, the proviso to Section 7(d) would require an increase to the Conversion Rate that would require shareholder approval under the shareholder approval rules of the NYSE, then the Company will (x) give effect to such increase to the Conversion Rate only to the full extent permitted without requiring shareholder approval under such rules; (y) use its reasonable best efforts to obtain such required shareholder approval under, or otherwise comply with, such rules so as to permit giving full effect, as soon as reasonably practicable, to the increase to the Conversion Rate otherwise required pursuant to such proviso; and (z) in no event effect a redemption pursuant to Section 8(a) or a Mandatory Conversion unless and until such increase to the Conversion Rate is given full effect pursuant to clause (y).

(o)       Shareholder Rights Plans. If the Company distributes any rights pursuant to any shareholder rights plan on or after the Issue Date, then such distribution will not require an adjustment to the Conversion Rate except to the extent provided in the immediately following sentence. If any Common Shares are issued upon conversion of any Series A Preference Share and, at the time of such conversion, the Company has in effect any shareholder rights plan, then the holder of such Series A Preference Share will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under this Series A Certificate upon such conversion, the rights set forth in such shareholder rights plan, unless such rights have separated from the Common Shares at such time, in which case such separation will require, at the time of such separation, an adjustment to the Conversion Rate pursuant to Section 9(a)(3)(A) as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section on all of its outstanding Common Shares (subject, for the avoidance of doubt, to readjustment in accordance with the last sentence of Section 9(a)(3)(A), if applicable).

(p)       Adjustments and Distributions Before the Reset Date. The Company will not effect any transaction that would result in an adjustment to the Conversion Rate, or would result in an Ex-Dividend Date, occurring at any time on or after the Issue Date and on or before the Reset Date (excluding the adjustment to the Conversion Rate occurring on the Reset Date pursuant to the proviso to Section 7(d)).

Section 10. Reservation of Shares. The Company shall at all times when the Series A Preference Shares shall be issued reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A Preference Shares, such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all issued Series A Preference Shares. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series A Preference Shares, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company. Each Common Share, when issued upon conversion of any Series A Preference Share, will be duly authorized, validly issued, fully paid and non-assessable and will be listed on each stock exchange, if any, on which the Common Shares are then listed.

Section 11. Notices. Except as otherwise provided herein, any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (A) if to the Company, to: Signet Jewelers Limited, Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, Attention: Mark Jenkins or (B) if to a holder of Series A Preference Shares, to the address appearing on the Company’s shareholder records or such other address as such holder may provide to the Company in accordance with this Section 11. The address for the initial holders of the Series A Preference Shares on the Issue Date is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Blvd., #2000, Los Angeles, CA 90025, Attention Jonathan Seiffer and Jeffrey Suer. Notwithstanding the foregoing, if the Series A Preference Shares are issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of the Series A Preference Shares in any manner permitted by such facility.

Section 12. Certain Definitions. As used in this Series A Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” has the meaning given to it in Rule 144(a) under the Securities Act.

“Announcement Date” shall have the meaning ascribed to it in Section 7(d).

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Board” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Akron, Ohio, generally are authorized or obligated by law, regulation or executive order to close.

“Bye-Laws” shall have the meaning ascribed to it in the recitals.

“Capital Shares” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by the Company.

“Cash Percentage” shall mean the portion of the Daily Net Settlement Amount to be paid in cash, as elected by the Company.

“Cash Settlement” shall mean settlement of the Daily Net Settlement Amount portion of the Settlement Amount related to a conversion of Series A Preference Shares solely for cash.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Closing Price” of the Common Shares for any Trading Day shall mean the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Shares on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are then listed. If the Common Shares are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Closing Price will be the last quoted bid price per Common Share on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted on such Trading Day, then the Closing Price will be the average of the mid-point of the last bid price and the last ask price per Common Share on such Trading Day from a nationally recognized independent investment banking firm selected by the Company and the Majority Holders.

“Code” shall have the meaning ascribed to it in Section 7(j)(1).

“Combination Settlement” shall mean settlement of the Daily Net Settlement Amount portion of the Settlement Amount related to a conversion of a Series A Preference Share for a combination of cash and Common Shares, together with cash, if applicable, in lieu of delivering any fractional Common Shares in accordance with Section 9(h).

“Common Dividend Threshold” shall mean, with respect to any calendar quarter, 130% of the arithmetic average of the regular, quarterly cash dividends per Common Share, if any, declared by the Company during the preceding four (4) calendar quarters. For the avoidance of doubt, if the Company does not declare any regular, quarterly cash dividend in any calendar quarter, then, for purposes of calculating such average, an amount equal to zero will be used for such calendar quarter.

“Common Share Repurchase Date” shall have the meaning ascribed to it in Section 9(a)(5).

“Common Shares” shall have the meaning ascribed to it in Section 3.

“Company” shall have the meaning ascribed to it in the recitals.

“Constituent Person” shall have the meaning ascribed to it in Section 9(i).

“Conversion Agent” shall mean the Person acting as conversion agent for the Series A Preference Shares, as provided in Section 17.

“Conversion Date” shall have the meaning ascribed to it in Section 7(d).

“Conversion Price” shall have the meaning ascribed to it in Section 7(d).

“Conversion Rate” shall have the meaning ascribed to it in Section 7(d).

“Daily Conversion Value” means, for the relevant Observation Period, the product of (i) the Conversion Rate on such Trading Day and (ii) the VWAP on such Trading Day.

“Daily Net Conversion Value” means, for each share of Series A Preference Shares, an amount equal to the Daily Conversion Value less $1000; provided, that if the Daily Conversion Value is less than $1000, the Daily Net Conversion Value shall be deemed to be zero (0).

“Daily Net Settlement Amount” shall have the meaning ascribed to it in Section 7(i).

“DTC” means the Depository Trust Company.

“Equity-Linked Securities” shall have the meaning ascribed to it in Section 9(a)(6).

“Ex-Dividend Date” shall mean, with respect to an issuance, dividend or distribution on the Common Shares, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Property” shall have the meaning ascribed to it in Section 9(i).

“Exchange Property Unit” shall have the meaning ascribed to it in Section 9(i).

“Excluded Issuance” shall mean any issuances of (i) Capital Shares or options to purchase Capital Shares to employees, directors, managers, officers or consultants of or to the Company or any of its Subsidiaries pursuant to a share option or incentive compensation or similar plan outstanding as of the Issue Date or, subsequent to the Issue Date, approved by the Board or a duly authorized committee of the Board, (ii) securities pursuant to any bona fide merger, amalgamation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction, (iii) Common Shares issued at a price equal to or greater than the Closing Price per Common Share on the Trading Day immediately preceding the earlier of (a) the date on which the applicable sale or issuance is publicly announced and (b) the date on which the price for such sale or issuance is agreed or fixed, and (iv) securities convertible into, exercisable or exchangeable for Common Shares issued with an exercise or conversion price equal to or greater than the Closing Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance of such securities is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed.

“Expiration Date” shall mean November 15, 2024.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this agreement (or any amended or successor version that is substantially comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.

“Fundamental Change” shall mean the occurrence of any of the following on or after the Issue Date:

(1)       any Person (other than an Affiliate of the Initial Shareholders (as defined in the Shareholders’ Agreement) or any of such Affiliate’s Affiliates) shall Beneficially Own, directly or indirectly, through a purchase, merger, amalgamation or other acquisition transaction or series of transactions, shares of the Company’s Capital Shares entitling such Person to exercise a majority of the total voting power of all classes of Voting Shares of the Company, other than an acquisition by the Company, any of the Company’s wholly owned Subsidiaries or any of the Company’s employee benefit plans (for purposes of this clause (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2)       the Company (i) amalgamates, merges or consolidates with or into any other Person, another Person amalgamates or merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case other than a merger, amalgamation, consolidation or sale:

(I)       which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of issued Common Shares solely into common shares of the surviving entity; or

(II)       pursuant to which the Persons that directly or indirectly beneficially owned all classes of the Company’s common equity immediately before such transaction directly or indirectly Beneficially Own, immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee (or the parent thereof) in substantially the same proportions vis-à-vis each other as immediately before such transaction; or

(3)       the Common Shares cease to be listed or quoted on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors),

provided that notwithstanding the foregoing, a transaction or transactions will not constitute a Fundamental Change pursuant to clause (1) or (2) above if at least 90% of the consideration received or to be received by holders of Common Shares (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of common shares or ordinary shares (or American depositary receipts or American depositary shares representing common shares or ordinary shares), and any associated rights, listed or quoted on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors (or which will be so listed or quoted when issued or exchanged in connection with such transaction or transactions) and such transaction or transactions constitute a Reorganization Event whose Exchange Property consists of such consideration.

“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money.

“Initial Shareholders” shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Issue Date” shall mean the date upon which the Series A Preference Shares are issued pursuant to that certain Investment Agreement, dated as of August 24, 2016, by and among the Company, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P.

“Junior Shares” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Majority Approved Holders” shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Majority Holders” shall have the meaning ascribed to it in Section 6(b).

“Mandatory Conversion” shall have the meaning ascribed to it in Section 7(a).

“Mandatory Conversion Date” shall have the meaning ascribed to it in Section 7(a).

“Market Disruption Event” shall mean, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares.

“Memorandum of Association” shall have the meaning ascribed to it in the recitals.

“Notice of Mandatory Conversion” shall have the meaning ascribed to it in Section 7(b).

“NYSE” shall mean The New York Stock Exchange.

“Observation Period” shall mean, with respect to any Series A Preference Share subject to conversion, the Conversion Date; provided that the Observation Period shall mean the next Trading Day following the Conversion Date if either of the following occurs: (a) the holder of the Series A Preference Share subject to conversion complies with the requirements of Section 7(e) after 6:00 p.m., New York time on the applicable Conversion Date, or (b) the Conversion Date is not a Trading Day.

“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.

“Parity Shares” shall have the meaning ascribed to it in Section 3.

“Paying Agent” shall mean the Person acting as paying agent for the Series A Preference Shares, as provided in Section 17.

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Physical Settlement” means settlement of the Daily Net Settlement Amount portion of the Settlement Amount related to a conversion of a Series A Preference Share solely for Common Shares, together with cash, if applicable, in lieu of delivering any fractional Common Shares in accordance with Section 9(h).

“Preference Shares” shall have the meaning ascribed to it in the recitals.

“Purchased Shares” shall have the meaning ascribed to it in Section 9(a)(5).

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares or Series A Preference Shares, as applicable, have the right to receive any cash, securities or other property or in which the Common Shares or Series A Preference Shares (or other applicable security), as applicable, is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, this Series A Certificate or otherwise).

“Registrable Securities” shall have the meaning ascribed to it in the Registration Rights Agreement.

“Registrar” shall mean the Person acting as registrar for the Series A Preference Shares, as provided in Section 17.

“Registrable Securities” shall have the meaning ascribed to it in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, to be entered into as of the Issue Date, between the Company and the Purchasers named therein.

“Registration Statement” shall have the meaning ascribed to it in the Registration Rights Agreement.

“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Regular Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Regular Dividends” shall have the meaning ascribed to it in Section 4(a).

“Reorganization Event” shall have the meaning ascribed to it in Section 9(i).

“Repurchase Date” shall have the meaning ascribed to it in Section 8(c).

“Reset Date” shall have the meaning ascribed to it in Section 7(d).

“Restricted Period” shall mean the 23-day period beginning 21 days prior to any date on which the Company is scheduled to release quarterly financial earnings results.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Shares” shall have the meaning ascribed to it in Section 3.

“Series A Certificate” shall mean this Certificate of Designation of Series A Convertible Preference Shares, as it may be amended from time to time.

“Series A Preference Shares” shall have the meaning ascribed to it in Section 1.

“Settlement Amount” shall mean, for the relevant Observation Period:

(a)	cash equal to the lesser of: the (i) Stated Conversion Value or (ii) the product of the Daily Conversion Value and the Stated Conversion Value, divided by $1,000; plus

(b)	if the Daily Conversion Value for such Trading Day exceeds $1000, the Daily Net Settlement Amount for such Trading Day.

“Settlement Method” means, with respect to the settlement of the Daily Net Settlement Amount portion of the Settlement Amount related to any conversion of Series A Preference Shares, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Company.

“Settlement Notice” shall have the meaning ascribed to it in Section 7(i)(2).

“Shareholders’ Agreement” shall have the meaning ascribed to it in Section 6(a).

“Specified Value” shall mean the product of (a) the Daily Net Conversion Value and (b) the Stated Conversion Value, divided by $1000.

“Spin-Off” shall have the meaning ascribed to it in Section 9(a)(3)(B).

“Spin-Off Valuation Period” shall have the meaning ascribed to it in Section 9(a)(3)(B).

“Start Date” shall mean May 1, 2024.

“Stated Conversion Value” means, for each Series A Preference Share to be converted, the sum (without duplication) of (A) the Stated Value per Series A Preference Share as of the applicable Conversion Date or Mandatory Conversion Date, plus (B) the accrued but unpaid Regular Dividends with respect to such Series A Preference Share up to, but excluding, the applicable Conversion Date or Mandatory Conversion Date, subject to the first provisos in each of Sections 7(a) and 7(c).

“Stated Value” shall have the meaning ascribed to it in Section 4(a).

“Subsidiary” means any company or corporate entity for which the Company owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Trading Day” shall mean any day on which (i) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded; and (ii) there is no Market Disruption Event. If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” shall mean the Person acting as transfer agent for the Series A Preference Shares, as provided in Section 17.

“Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Voting Shares” shall mean Capital Shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board (without regard to whether or not, at the relevant time, Capital Shares of any other class or classes (other than Common Shares) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall mean, for any VWAP Trading Day, the per share volume-weighted average price of the Common Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SIG <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Common Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company and the Majority Holders. The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Market Disruption Event” shall mean, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which the Common Shares are then listed, or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Shares are then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” shall mean a day on which (i) there is no VWAP Market Disruption Event; and (ii) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.

Section 13. Headings. The headings of the paragraphs of this Series A Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any Series A Preference Share as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 15. Calculations. Whenever any provision of this Series A Certificate requires the Company to calculate the Closing Prices or the VWAPs, or any function thereof, over a span of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any transaction or other event requiring an adjustment to the Conversion Rate, where the Ex-Dividend Date, effective date or Common Share Repurchase Date, as applicable, of such transaction or event occurs, at any time during the period when such Closing Prices, VWAPs or function thereof are to be calculated. The Company will make all calculations under this Series A Certificate in good faith, which calculations will, absent manifest error, control for purposes this Series A Certificate.

Section 16. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and Paying Agent for the Series A Preference Shares shall be the Company. The Company may, in its sole discretion, resign from its position as Transfer Agent or remove a successor Transfer Agent in accordance with the agreement between the Company and such Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of any such resignation or removal. Upon any such removal, resignation or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preference Shares.

Section 17. Severability. If any term of the Series A Preference Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 18. Other Rights. The Series A Preference Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Memorandum of Association, Bye-Laws or as provided by applicable law and regulation.

Section 19. Transfer Rights. The Series A Preference Shares may not be sold or otherwise transferred except as permitted in the Shareholders’ Agreement.

ANNEX A

CONVERSION NOTICE

SIGNET JEWELERS LIMITED

Series A Convertible Preference Shares

Subject to the terms of the Amended Certificate of Designation of Series A Convertible Preference Shares of Signet Jewelers Limited (the “Company”), by executing and delivering this Conversion Notice, the undersigned holder of Series A Convertible Preference Shares directs the Company to convert:

Series A Preference Shares registered in the name of the undersigned.

The undersigned hereby requests that any Common Shares issuable upon such conversion be issued (check one):

☐	in certificated form or

☐	in uncertificated form,

and directs the Company to cause such Common Shares to be registered in the following name:

__________________________________________________________________________,

and to deliver the cash payments and certificates, if any, representing any Common Shares to the following address:

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

Date: __________________	________________________________________
(Legal Name of Holder)

By:
Name: Title:

A-1